Exhibit 99.1
Contact:
Investor Relations:
Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685
Media Relations:
Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile
News
For Immediate Release:
Popular, Inc. Announces Executive Changes
San Juan, Puerto Rico, Monday, May 24, 2010 — The Board of Directors of Popular, Inc. (NASDAQ: BPOP) announced today that David H. Chafey, Jr., President and Chief Operating Officer, as of May 24th, will no longer be employed by the Company. The Board has appointed Chairman and Chief Executive Officer Richard L. Carrión as President. The position of Chief Operating Officer will not be filled at this time.
Lead Independent Director, Frederic V. Salerno said, “We were very fortunate to have had David as part of the leadership of our organization during the past three decades and wish the best in his future endeavors.”
Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 38th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California. Popular provides processing technology services through its subsidiary EVERTEC, which processes approximately 1.1 billion transactions annually in the Caribbean and Latin America.